Exhibit 23


            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to incorporation by reference in the Registration Statement on Form S-8 of Premier Financial Services, Inc. (Company) of our report dated January 28, 1994, relating to the consolidated balance sheets of the Company as of December 31, 1993 and 1992 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of the Company.



KPMG Peat Marwick

Chicago, Illinois
March 25,1994